Securities and Exchange Commission
  Judiciary Plaza
  450 Fifth Street
  Washington D.C. 20549


  We were previously the independent
  accountants for the Matterhorn Growth Fund,
  Inc.   We have read their notification of change
  in independent accountants made in Item 77K of Form N-SAR. We agree with the statements in the filing.





  McGladrey & Pullen, LLP


  New York, New York
  Feburary 18, 2000